Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Reports Second Quarter 2010 Financial Results

Announces decision to co-develop INCB28050, an oral JAK1/JAK2 inhibitor, for rheumatoid arthritis with Lilly

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, DE., Aug 5, 2010 —Incyte Corporation (Nasdaq:INCY) today reported second quarter 2010 financial results and described progress for several of its clinical programs.

Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer, stated, “Given the positive Phase IIa results in rheumatoid arthritis patients that we have seen for our oral JAK1/JAK2 inhibitor, INCB28050, we have elected to co-develop the compound with Lilly for this indication.  As a result of this decision, we will now fund 30 percent of future development costs through regulatory approval and look forward to initiating the Phase IIb trial with Lilly later this year.  This will substantially increase our royalty rate across all tiers, resulting in effective royalty rates ranging up to the high twenties on potential future global sales of INCB28050 in this indication.  The commercial opportunity for a new oral therapy for rheumatoid arthritis is significant and our decision to exercise the co-development option is an important mechanism for building future shareholder value.

“We’ve also made progress with our most advanced JAK1/JAK2 compound for hematology-oncology indications, INCB18424, and expect to report top-line results from the Phase III U.S. COMFORT-I study in myelofibrosis in December and initiate the Phase III program in advanced polycythemia vera during the fourth quarter.”

Clinical Program Update

Below is a summary of recent progress in several clinical programs:

JAK1/JAK2 Inhibitor: INCB18424 (oral formulation) for Myelofibrosis (MF), Polycythemia Vera (PV) and Essential Thrombocythemia (ET)

•                  Top-line results from COMFORT-I, the U.S. Phase III MF trial, are expected in December.  Full results from COMFORT-I and COMFORT-II, the European Phase III trial being conducted by Novartis, are expected in mid-2011.

•                  Discussions are ongoing with the U.S. Food and Drug Administration (FDA) to establish regulatory requirements for approval in patients with advanced PV considered refractory to or intolerant of hydroxyurea.   We expect to begin the Phase III program in the fourth quarter.

•                  The Children’s Oncology Group, in collaboration with the National Cancer Institute, has finalized its protocol for a dose-ranging Phase I/II trial to evaluate INCB18424 in children with relapsed or refractory solid tumors, leukemia, or myeloproliferative neoplasms.  This trial is expected to begin enrolling patients in the fall.

JAK1/JAK2 Inhibitor: INCB28050 for Rheumatoid Arthritis (RA)

•                  We have completed the six-month, dose-ranging Phase IIa trial in 125 RA patients considered to be inadequately controlled by disease modifying anti-rheumatic drug therapies, including patients previously treated with biologics. We intend to present full results from this trial at the American College of Rheumatology meeting in November.

•                  A dose-ranging Phase IIb trial is expected to begin later this year.

Sheddase Inhibitor: INCB7839 for Breast Cancer

•                  Positive clinical results were presented in June at the 2010 ASCO Annual Meeting from an ongoing Phase I/II trial; the results continue to suggest treatment with oral INCB7839, in combination with trastuzumab, provides improved clinical responses in a subset of metastatic breast cancer patients characterized as p95HER2-positive and who tend to be resistant to chemotherapy and trastuzumab-based therapies.

cMET Inhibitor: INCB28060 for Solid Tumors

•                  Recruitment is ongoing in a dose-ranging Phase I/II trial in patients with solid tumors.

Indoleamine dioxgenase (IDO) Inhibitor:  INCB24360 for Solid Tumors

•                  A Phase I/II dose-ranging trial in patients with solid tumors has started.  INCB24360 is a novel, potent and selective inhibitor of the enzyme IDO, a key regulator of the mechanism by which tumors evade immune surveillance.

Second Quarter 2010 Financial Results

Cash Position

As of June 30, 2010, cash, short-term and long-term marketable securities totaled $422.2 million, excluding $47.2 million remaining in an escrow account reserved for interest payments through October 2012 on the 4.75% Convertible Senior Notes due 2015, compared to $473.9 million as of December 31, 2009. The Company used $76.1 million in cash and marketable securities during the first six months of 2010.  This amount excludes $158.6 million used for the redemption of the remaining 3 1/2% Convertible Senior and Subordinated Notes and $183 million in upfront and milestone payments including:

•                  a $60 million milestone payment related to the collaborative agreement with Novartis for the initiation of the COMFORT II clinical trial;

•                  a $90 million upfront payment and a $30 million milestone payment related to the collaborative agreement with Lilly; and

•                  a $3 million milestone payment related to the collaborative agreement with Pfizer.

Revenues

Total revenues for the quarter ended June 30, 2010 were $49.8 million as compared to $0.8 million for the same period in 2009.  The increase was primarily the result of the receipt of $30 million from Lilly in connection with a milestone for the JAK1/JAK2 inhibitor, INCB28050, a $3 million milestone payment from Pfizer for the CCR2 antagonist program and $16.7 million of revenues recognized under the Novartis and Lilly collaborative agreements.  Total revenues for the six months ended June 30, 2010 were $67.1 million as compared to $1.5 million for the same period in 2009. The increase was primarily the result of $33.4 million of revenues recognized under the Novartis and Lilly collaborative agreements and $33.0 million of milestone payments received from Lilly and Pfizer.

Net Income/Net Loss

Net income for the quarter ended June 30, 2010 was $3.0 million, or $0.03 and $0.02 per share on a basic and diluted basis, respectively, as compared to a net loss of $40.0 million, or $0.41 per basic and diluted share, for the same period in 2009. The net loss for the six months ended June 30, 2010 was $32.7 million, or $0.27 per basic and diluted share, as compared to $80.1 million, or $0.82 per basic and diluted share, for the same period in 2009.  Included in the net loss for the six months ended June 30, 2010 was a non-cash charge of $4.0 million or $0.03 per basic and diluted share related to the redemption of the 3 1/2% Convertible Senior and Subordinated Notes.

Also included in net income for the quarter and net loss for the six months ended June 30, 2010 were $3.6 million and $6.7 million, respectively, of non-cash expense related to the impact of expensing employee stock options, as compared to $2.5 million and $5.9 million, respectively, for the same periods in 2009.

Operating Expenses

Research and development expenses for the quarter ended June 30, 2010 were $28.9 million as compared to $29.0 million for the same period last year. Research and development expenses for the six months ended June 30, 2010 were $60.3 million as compared to $58.6 million for the same period last year.

Included in research and development expenses for the quarter and the six months ended June 30, 2010 were $2.4 million and $4.7 million, respectively, of non-cash expense related to the impact of expensing employee stock options, as compared to $1.8 million and $4.2 million, respectively, for the same periods in 2009.

Selling, general and administrative expenses for the quarter and six months ended June 30, 2010 were $7.5 million and $13.3 million, respectively, as compared to $4.1 million and $8.9 million, respectively, for the same periods last year. Increased selling, general and administrative expenses for the quarter and six months ended June 30, 2010 reflected the Company’s preparations for the potential commercialization of INCB18424 for myelofibrosis.  Also included in selling, general and administrative expenses for the quarter and six months ended June 30, 2010 were $1.2 million and $2.0 million, respectively, of non-cash expense related to the impact of expensing employee stock options, as compared to $0.7 million and $1.7 million, respectively, for the same periods in 2009.

Interest Expense

Interest expense for the quarter and six months ended June 30, 2010 was $10.4 million and $22.2 million, respectively, as compared to $6.4 million and $12.7 million, respectively, for the comparable periods last year. Included in interest expense for the quarter and six months ended June 30, 2010 was $4.9 million and $9.7 million, respectively, of non-cash charges to amortize the discount on the Company’s 4.75% Convertible Senior Notes. Included in interest expense for the six months ended June 30, 2010, was $0.5 million of non-cash charges to amortize the discount on the Company’s 3 1/2% Convertible Senior Notes.  Included in interest expense for the quarter and six months ended June 30, 2009, was $2.3 million and $4.6 million, respectively, of non-cash charges to amortize the discount on the Company’s 3 1/2% Convertible Senior Notes.

2010 Financial Guidance Update

The Company is making the following changes to its 2010 financial guidance to reflect the variability in the timing of clinical development and sales and marketing activities:

•                  gross cash use guidance is being reduced from the previous range of $165 to $175 million to a range of $160 to $165 million.  This cash use guidance does not include actual or potential milestones from collaborative partners;

•                  research and development expense guidance is being reduced from the previous range of $138 to $145 million to a range of $135 to $142 million; and

•                  selling, general and administrative expense is being reduced from the previous range of $40 to $45 million to a range of $35 to $40 million.

Conference Call Information

Incyte will hold its second quarter 2010 financial results conference call this morning at 8:30 a.m. ET.  To access the conference call, please dial 877-269-7756 for domestic callers or 201-689-7817 for international callers. When prompted, provide the passcode, which is 354043.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number 278 and the ID number 354043.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the significance of the commercial opportunity for a new oral therapy for rheumatoid arthritis, the view that exercising the option to co-develop INCB28050 for rheumatoid arthritis is an important mechanism for building future shareholder value, the expectation of reporting top-line results from the Phase III U.S COMFORT-I study in myelofibrosis in December and initiating the Phase III program in advanced polycythemia vera during the fourth quarter, expectation of full results from COMFORT-I and COMFORT-II in mid-2011, Incyte’s expectations that the Children’s Oncology Group will begin enrolling patients in the fall, Incyte’s intent to present full six-month results for INCB28050 at the ACR meeting in November and expectation that a dose-ranging Phase IIb trial will begin later this year, financial guidance about expected cash use, research and development expense and selling, general and administrative expense and the expected variability of timing relating to clinical development and sales and marketing expenses, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk and uncertainty associated with drug development and clinical trials, the uncertainty associated with the regulatory approval processes, risks related to the timing of and patient enrollment in clinical trials, unanticipated developments in and risks related to the efficacy or safety of Incyte’s compounds in clinical trials, the results of further research and development, risks associated with Incyte’s dependence on its relationships with its collaboration partners, risks and uncertainties that may cause the parties not to achieve some or all of the commercial and developmental milestones set forth in the collaborative agreements, the risks related to market competition, changes in the timing of expenditures related to clinical development and sales and marketing activities, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Contract revenues	$49,737	$—	$66,474	$—
License and royalty revenues	110	789	661	1,460

Total revenues	49,847	789	67,135	1,460

Costs and expenses:
Research and development	28,883	29,035	60,322	58,622
Selling, general and administrative	7,485	4,086	13,280	8,906
Other expenses	(145)	406	(260)	915

Total costs and expenses	36,223	33,527	73,342	68,443

Income (loss) from operations	13,624	(32,738)	(6,207)	(66,983)
Interest and other income (expense), net	142	(915)	338	(368)
Interest expense	(10,391)	(6,382)	(22,170)	(12,720)
Loss on debt redemption	—	—	(3,988)	—

Income (loss) before income taxes	3,375	(40,035)	(32,027)	(80,071)

Provision for income taxes	331	—	658	—

Net income (loss)	$3,044	$(40,035)	(32,685)	$(80,071)

Net income (loss) per share

Basic	$0.03	$(0.41)	$(0.27)	$(0.82)
Diluted	$0.02	$(0.41)	$(0.27)	$(0.82)

Shares used in computing basic and diluted net income (loss) per share

Basic	121,630	97,643	120,679	97,491
Diluted	128,291	97,643	120,679	97,491

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2010	December 31, 2009

Cash, cash equivalents, and short-term and long-term marketable securities	$422,190	$473,931
Total assets	493,681	712,390
Convertible senior notes	266,304	308,059
Convertible subordinated notes	16,521	135,079
Total stockholders’ deficit	(104,783)	(102,384)